CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$50,000,000	$6,820

(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rules 456(b) and 457(r) under the Securities Act, this “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-171596.

Filing under Rule 424(b)(5)
Registration No. 333-171596

Pricing Supplement No. 2 dated August 14, 2013 (To prospectus dated January 7, 2011 and prospectus supplement dated August 19, 2011)

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from One Year to 30 Years from Date of Issue

CUSIP No.: 66765R CA 2

Secured	X	Unsecured

Principal amount: $50,000,000

Issue price: 100.00%

Net proceeds to Company: $49,687,500

Repayable at the option of holder:

Yes	No	X

Repayment date:	Not applicable

Repayment price:	Not applicable

Election period:	Not applicable

Selling agents:	J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc.

Type of transaction: Agent

J.P. Morgan Securities LLC, as to $37,500,000 principal amount of the Notes

U.S. Bancorp Investments, Inc., as to $12,500,000 principal amount of the Notes

Stated interest rate: 3.542%

Maturity date: August 19, 2023

Settlement date: August 19, 2013

Interest payment dates: February 19 and August 19, commencing February 19, 2014

Regular record dates: February 4 and August 4

Redeemable: Yes	X	No

In whole

In whole or in part	X

Fixed redemption price: Yes	No	X

Initial redemption date: Not applicable

Initial redemption price: Not applicable

Reduction percentage: Not applicable

Redemption limitation date: Not applicable

Make-whole redemption price: Yes	X	No

Make-whole spread: 0.15%

Use of Proceeds: The “Use of Proceeds” section of the Prospectus Supplement, dated August 19, 2011, to the Prospectus, dated January 7, 2011, is updated as follows: As of August 13, 2013, NW Natural had approximately $156,650,000 of short-term indebtedness outstanding, with a weighted average maturity of approximately 12 days and bearing a weighted average interest rate of approximately 0.28%.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.